UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 16, 2021

BIOMERICA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37863	95-2645573
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17571 Von Karman Ave. Irvine, California	92614
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (949) 645-2111

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).   Emerging growth company      ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 2.02              Results of Operations and Financial Condition.

On December 16, 2021, Biomerica, Inc. (the “Company”) issued a press release reporting its preliminary financial results for the three months ended November 30, 2021. A copy of the press release is furnished with this Current Report on Form 8-K and attached hereto as Exhibit 99.1.

The information furnished under this Item 2.02 and the exhibit attached hereto as Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing by the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 8.01              Other Events.

For the second quarter of fiscal 2022, ended November 30, 2021, the Company expects to report revenue of approximately $4.6 million, an increase of 238% as compared to the second quarter of fiscal 2021 revenues of approximately $1.4 million. The increased revenue was driven primarily by increased demand for the Company’s Covid tests.  The Company also enters its third quarter of fiscal 2022 with over $4.0 million of outstanding unfilled customer orders (backlog).  The increase in backlog is also primarily attributable to the Company’s Covid tests. For the second quarter ended November 30, 2021, the Company also expects to report an operating loss of between $0.9 million and $1.3 million. The Company ended the second quarter with over $7 million of cash on the balance sheet.

The Company experienced logistics constraints and significantly higher shipping costs which had a material negative impact on margins and profits during the second quarter.

Forward Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this Current Report contains statements that are forward-looking, such as statements relating to the Company’s estimated financial results, future revenue and operating margins, demand for the Company’s products, the Company’s ability to fulfill orders, and clinical trials. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future, including, without limitation: results of studies testing the efficacy of the Company’s tests, InFoods tests and other products; regulatory approvals necessary prior to commercialization of the Company’s products; availability of the Company’s test kits and other products; capacity, resource and other constraints on the Company’s suppliers; dependence on the Company’s third party manufacturers; dependence on international shipping carriers; governmental import/export regulations; demand for the Company’s various tests and other products; competition from other similar products and from competitors that have significantly more financial and other resources available to them; governmental virus control regulations that make it difficult or impossible for the Company to maintain current operations; the Company’s ability to comply with current and future regulations in the countries where the Company’s products are made and sold and the Company’s ability to obtain patent protection on any aspects of its rapid test technologies. Accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. Additionally, potential risks and uncertainties include, among others, fluctuations in the Company’s operating results due to its business model and expansion plans, downturns in international and or national economies, the Company’s ability to raise additional capital, the competitive environment in which the Company will be competing, and the Company’s dependence on strategic relationships. The Company is under no obligation to update any forward-looking statements after the date of this release.

Preliminary Financial Data

The preliminary financial information included in this Current Report is subject to completion of the Company’s quarter-end close procedures and further financial review. The Company has provided estimates because these results are preliminary and subject to change. Actual results may differ from these estimates as a result of the completion of the Company’s quarter-end closing procedures, review adjustments and other developments that may arise between now and the time such financial information for the period is finalized. As a result, these estimates are preliminary, may change and constitute forward-looking information that are subject to risks and uncertainties. These preliminary estimates should not be viewed as a substitute for full consolidated financial statements prepared in accordance with United States generally accepted accounting principles, and they should not be viewed as indicative of the Company’s results for any future period. The Company’s independent registered public accounting firm has not audited, reviewed, compiled, or performed any procedures with respect to these estimated financial results and, accordingly, does not express an opinion or any other form of assurance with respect to these preliminary estimates.

Item 9.01              Financial Statements and Exhibits.

(d)   Exhibits.

Number	Description

99.1	Press Release of Biomerica, Inc., issued December 16, 2021.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOMERICA, INC.

Date: December 16, 2021	By:	/s/ Zackary S. Irani
Zackary S. Irani Chief Executive Officer

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